Confirmation - Windows Internet Explorer

http://localhost/Foundry/WebSite/Screens/Confirmation.aspx?Type=

Confirmation

Page ▾ Tools ▾

FOUNDRY NETWORKS

HOME E-MAIL CONTACT US LOG OUT

Need Help? Phone: 1-800-398-1278
EMAIL: stock@foundrynet.com

Administration | Election Info | Make An Election

Election Amendment Review

You have made the following elections with respect to your Eligible Options:

Original Grant Date	Option Number	Original Grant Price	Number of Option Shares Eligible for Tender Offer Amendment	Measurement Date	FMV of Foundry Stock on Measurement Date	Amend Eligible Option?
Dec 10, 2003	1	$3.45	600	Dec 12, 2003	$4.15	(•) Yes ( ) No
Dec 10, 2004	2	$3.45	550	Dec 12, 2004	$4.15	( ) Yes (•) No
Dec 10, 2005	3	$3.45	50	Dec 12, 2005	$4.15	( ) Yes (•) No

Is this information correct? If yes, click PROCEED TO CONFIRMATION to continue. If no, click RETURN TO PREVIOUS SCREEN

RETURN TO PREVIOUS SCREEN | PROCEED TO CONFIRMATION

Local intranet | 100%